UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021 (January 7, 2021)

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive, North Venice, FL	34275
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (941) 480-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PGTI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On January 7, 2021, PGT Innovations, Inc. (the “Company”) announced that it had entered into a Purchase Agreement dated as of January 7, 2021 (the “Purchase Agreement”) among the Company, Eco Window Systems, LLC (“ECO”), Eco Glass Production Inc. (“ECO Glass”), Unity Windows Inc. (“Unity” and together with ECO and ECO Glass, the “Target Companies”), Frank Mata, an individual (“Mata”), Luis Arrieta, an individual, New Eco Windows Holding, LLC, a newly formed Delaware limited liability company (“New Holding Partnership” and together with the Target Companies, the “ECO Subsidiaries”), and three newly formed entities (each a “Seller” and collectively, the “Sellers”). Pursuant to the Purchase Agreement, each of the Target Companies will become wholly-owned subsidiaries of New Holding Partnership and the Company will acquire 75% of the issued and outstanding equity interests of New Holding Partnership for $108 million in aggregate consideration, subject to certain adjustments, consisting of (i) $100 million of cash and (ii) common stock of the Company with an aggregate value of $8 million (the “Acquisition”). Frank Mata will retain the remaining 25% of the issued and outstanding equity interests of New Holding Partnership (the “Minority Units”).

The Acquisition is currently expected to close in the first quarter of 2021.

Pursuant to the New Holding Partnership Operating Agreement contemplated by the Purchase Agreement (the “Operating Agreement”), the New Holding Partnership Board of Managers will consist of four managers appointed by the Company and two appointed by the Sellers. Certain decisions, including dissolution of New Holding Partnership or its subsidiaries and amendment of those entities’ organizational documents, will require the consent of the managers appointed by the Sellers. The Operating Agreement also provides the Company with the right, from the second anniversary of the closing of the Acquisition (the “Effective Date”) until the third anniversary of the Effective Date, to purchase all of the Minority Units at a price derived from the New Holding Partnership’s trailing 12-month EBITDA as of the month immediately preceding the date that the option is exercised subject to certain specified adjustments, as contemplated in the Operating Agreement, plus the Sellers’ pro rata share of any cash then available for distribution on such date (the “Option Purchase Price”). In addition, the Operating Agreement provides that, subject to certain conditions, within 15 days following the third anniversary of the Effective Date if the Company has not exercised its right to purchase the Minority Units, the Sellers may obligate the Company to purchase the Minority Units at the Option Purchase Price calculated on the date such right is exercised. The Minority Units are also subject to certain transfer restrictions, tag-along rights and drag-along rights.

The Company and the Sellers have each made customary representations, warranties and covenants in the Purchase Agreement. The parties have agreed to provide post-closing indemnification for certain losses arising from breaches of certain of the representations, warranties and covenants made in the Purchase Agreement, and for losses arising from certain other liabilities, subject to certain limitations. As contemplated by the Purchase Agreement, the Company has obtained representation and warranty insurance to provide coverage for certain breaches of representations and warranties of the Sellers contained in the Purchase Agreement, which will be subject to certain exclusions, deductibles and other terms and conditions set forth therein.

Consummation of the Acquisition is subject to certain customary conditions. The waiting period under the Hart Scott Rodino Act of 1976 (“HSR”) with respect to the Acquisition expired on December 9, 2020.

The Acquisition is not subject to a financing condition. The Company expects to fund the Acquisition with cash on hand and existing or additional financing arrangements.

The Purchase Agreement may be terminated by either the Company or the Sellers under certain circumstances, including (i) by mutual written consent of the Company and Frank Mata, (ii) if the Acquisition is not consummated by March 31, 2021 and (iii) upon the breach of certain representations, warranties or covenants, subject to certain rights to cure such breach.

The foregoing description of the Purchase Agreement, the Operating Agreement and the transactions contemplated thereby does not purport to be complete. The foregoing description of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2021, Sherri Baker, Senior Vice President and Chief Financial Officer of the Company, notified the Company that she would be leaving the Company in order to pursue another professional opportunity outside the window and door industry. Ms. Baker is expected to remain with the Company through February 7, 2021.

On January 8, 2021, the Company appointed Bradley West to succeed Ms. Baker as Interim Chief Financial Officer and principal financial officer, effective February 8, 2021 until a permanent successor is appointed. Mr. West will also continue to serve as the Company’s Senior Vice President of Corporate Development and Treasurer.

Mr. West, age 51, was appointed as Chief Financial Officer in 2014 and Senior Vice President in 2015. Prior to this, Mr. West served as the Company’s Vice President and Controller. Mr. West joined the Company in 2006 serving as Director of Financial Planning and Analysis, Director of Accounting and Finance, and Vice President and Controller through 2014. In his role as Chief Financial Officer, Mr. West was responsible for the Company’s Accounting and Finance Departments, as well as its Investor Relations, Treasury, and Risk Management functions. Effective on April 8, 2019, Mr. West was appointed to the newly created position of Senior Vice President of Corporate Development and Treasurer for the Company, and Ms. Baker became the Company’s Senior Vice President and Chief Financial Officer. Mr. West has nearly 20 years of management experience in manufacturing organizations, earned a Bachelor of Business Administration degree from the University of Michigan, and is a Certified Public Accountant in Georgia.

Mr. West has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. West is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. West’s previously disclosed compensation arrangements with the Company will not change in connection with this appointment.

Item 7.01.	Regulation FD Disclosure.

As the ECO Subsidiaries will not be wholly-owned subsidiaries of the Company, the Company does not expect that the ECO Subsidiaries will be joined as guarantors of the Company’s outstanding indebtedness upon consummation of the Acquisition. On a pro forma basis, assuming consummation of the Acquisition, the subsidiaries of the Company that are not guarantors of its outstanding indebtedness would have collectively represented approximately 4.9% of the Company’s total assets as of October 3, 2020 and, for the four quarter period ending October 3, 2020, approximately 8.1% of the Company’s total revenue (each of such percentages reflect 100% of the total assets and total revenue of the ECO Subsidiaries, pursuant to US GAAP, notwithstanding the Company’s 75% proportionate interest in New Holding Partnership upon consummation of the Acquisition).

On January 7, 2021, the Company published a press release regarding the Acquisition. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Purchase Agreement, dated as of January 7, 2021, by and among PGT Innovations, Inc., ECO Window Systems, LLC, ECO Glass Production Inc., Unity Windows Inc., New Eco Windows Holding, LLC, Frank Mata and the sellers party thereto*

99.1	Press release of PGT Innovations, Inc., dated January 7, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request. Portions of this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K because they (i) are not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally to the Commission an unredacted copy of this exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT INNOVATIONS, INC.

By:	/s/ Sherri Baker
Name:	Sherri Baker
Title:	Senior Vice President and Chief Financial Officer

Dated: January 8, 2021